United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2020
Salarius Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-36812 (Commission File Number)	46-5087339 (I.R.S. Employer Identification No.)
    2450 Holcombe Blvd.
    Suite X
    Houston, TX     77021
    (Address of principal executive offices)    (Zip Code)

(832) 834-6992
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SLRX	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                     ☒

Item 1.01 Entry into a Material Definitive Agreement
As previously reported, on February 11, 2020, Salarius Pharmaceuticals, Inc. (the “Company”) consummated a registered public offering of 7,101,307 Class A units and 1,246,519 Class B units. Each Class A unit consisted of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and a five-year warrant to purchase one share of Common Stock at an exercise price of $1.15 per share (each a “Warrant”). Each Class B unit consisted of one share of the Company’s Series A convertible preferred stock, par value $0.0001 per share, and a Warrant.

Warrant Exercise Inducement Letters and Issuance of Warrants

On December 11, 2020, the Company entered into warrant exercise inducement offer letters (“Inducement Letters”) with certain holders of 3,964,065 Warrants (collectively, the “Exercising Holders”) pursuant to which such holders agreed to exercise for cash, their Warrants to purchase 3,964,065 shares of Common Stock in exchange for the Company’s agreement to (i) lower the exercise price of the Warrants held by the Exercising Holders to $0.90 and (ii) issue new warrants (the “Inducement Warrants”) to purchase up to 3,964,065 shares of Common Stock. The Company expects to receive aggregate gross proceeds of approximately $3.6 million from the exercise of the Warrants by the Exercising Holders.

Each Inducement Warrant is exercisable at a price per share of $1.182 and expires on June 11, 2026. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% (or, upon election by a holder prior to the issuance of any warrants, 9.99%) of the shares of Common Stock then outstanding. At the holder’s option, upon notice to the Company, the holder may increase or decrease this beneficial ownership limitation not to exceed 9.99% of the shares of Common Stock then outstanding, with any such increase becoming effective upon 61 days’ prior notice to the Company. The Company also agreed to file a registration statement covering the resale of the shares of Common Stock issued or issuable upon the exercise of the Inducement Warrants no later than 15 days following the date of the Inducement Letters. Each of the Exercising Holders has a right to purchase its pro rata portion of new shares of Common Stock and other securities offered by the Company in subsequent financings, subject to limited exceptions related to non-capital raising circumstances, which right terminates on the date that is forty-five days after the date of the Inducement Letters.
The foregoing description of the Inducement Letters and form of Inducement Warrant does not purport to be complete and is qualified in its entirety by reference to the form Inducement Warrant and forms of Inducement Letter, copies of which are filed herewith as Exhibits 4.1 and Exhibit 10.1, respectively, and incorporated herein by reference. For further discussion of the terms of the Warrants, see the Company’s Current Report on Form 8-K, filed with the SEC on February 12, 2020 which portions describing the Warrants are incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities
The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02 in its entirety. The Inducement Warrants were issued in reliance upon an exemption from registration pursuant to 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.
Item 3.03 Material Modification of Rights of Security Holders
The disclosure set forth under Item 1.01 is incorporated herein by reference into this Item 3.03 in its entirety.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
4.1	Form of Inducement Warrant
10.1	Form of Inducement Letter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 11, 2020            SALARIUS PHARMACEUTICALS, INC.

            By: /s/ David J. Arthur
             David J. Arthur
             President and Chief Executive Officer